Exhibit 10.1

Management Services Consulting Agreement
with
Austin Capital, LLC

This Management Services Consulting Agreement is entered into and effective as of March 1, 2003 (the "Effective Date"), by and between Austin Capital, LLC, a Texas limited liability company ("Consultant"), and ADS Media Group, Inc., a Utah corporation, ("Company").

RECITALS

A.

The Company, whose shares are traded on the Over-The-Counter Bulletin Board market, is engaged in business as a direct marketing company that specializes in delivering advertising messages and product samples to the front door of residential homes, apartments and businesses throughout the U.S., Canada, Mexico, & Puerto Rico. ADS also offers complete direct mail services, fulfillment services, directory delivery, and a host of other direct marketing solutions. (the "Business").

B.

The Company desires to engage Consultant to provide certain consulting services to Company to assist Company in furthering its goals for the Business and in developing investor awareness within the marketplace for the Company's publicly traded securities, and Consultant is willing to accept such engagement to provide such consulting services to Company, upon the terms and subject to the conditions contained in this Agreement.

AGREEMENT

Therefore, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, Company and Consultant agree as follows:

Article One
Definitions

        1.1        Definitions: For purposes of this Agreement, the following terms are defined as set forth in this Section 1.1. All references to a Recital, Article, Section, or Schedule are to a Recital, Article, Section, or Schedule of this Agreement, unless otherwise indicated.

                a.        Affiliate of any Person means any other Person who directly controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," "controlled by," and "under common control with" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or interests, by contract, or otherwise).

b. Agreement means this Management Services Consulting Agreement, including all Schedules, as it may be renewed, extended, restated, amended, or supplemented from time to time.

c. Business has the meaning given such term in Recital A.

d. Business Day means every day on which commercial banks in the State of Texas are open for business.

e. Cause means:

                        (1)        A material default in the performance of Consultant's duties under this Agreement, if such default has not been cured by Consultant within 30 days following the receipt by Consultant of notice of such material default given by Company, or

                        (2)        Consultant's dishonesty, willful misconduct, willful violation of any Law, action (or omission) involving moral turpitude and reflecting unfavorably upon the public image of Company, or action (or omission) aiding or abetting a competitor, supplier, or customer of Company to the material disadvantage of Company.

f. Company has the meaning given such term in the initial paragraph of this Agreement.

g. Company Representative has the meaning given such term in Section 2.8.

h. Compensation has the meaning given such term in Section 4.1.

Confidential Information means any information, other than Public Information, which is in tangible form, which is deemed to be confidential by Consultant, which is marked as confidential or proprietary (or words of similar import) at the time of disclosure to Consultant, and which falls within any one or more of the following categories with respect to Company and its Affiliates:

(1) Information concerning (i) operations, (ii) finances, (iii) business opportunities, (iv) business methods and concepts, and (v) business plans;
Information concerning (i) customers, including customer names, customer lists, and the terms of contracts with customers, and (ii) suppliers, including the terms of contracts with suppliers;

(2) Information concerning (i) products, (ii) services, (iii) marketing and sales plans and sales techniques, and (iv) other concepts or ideas related to the Business that are proprietary and unique;

                        (3)        Results of any tests and/or studies regarding the Business and/or any reports from any third person contractors or consultants engaged to analyze and/or interpret research data in connection with the Business;

(4) Information concerning internal policies and procedures, including personnel policies and procedures;

(5) Information concerning Company's relationships with its accountants, attorneys, bankers, insurance agents, or other third parties with whom Company maintains a business relationship;

                        (6)        Information related to, or that could be used in any way against Company or any Affiliate of Company in connection with, any lawsuit or any dispute in which Company or any Affiliate of Company is or might become involved; and

(7) Financial statements, reports, manuals, notebooks, letters (and other correspondence), and other written material pertaining to the Business.

                j.        Contractor means an individual with business experience and expertise who is engaged by Consultant as an independent contractor to assist Consultant in the provision of Services to Company pursuant to this Agreement (such engagement by Consultant may be limited to the provision of Services hereunder or may encompass the provision of consulting services to other Persons in addition to Company).

k. Effective Date has the meaning given such term in the initial paragraph of this Agreement.

l. Employee means an individual who is an employee of Consultant or an Affiliate of Consultant and who is assigned by Consultant to provide Services to Company pursuant to this Agreement.

m. Initial Term means the period beginning on the Effective Date and ending on February 28, 2004.

n. Inventions have the meaning given such term in Section 5.2.

o. Laws means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, or opinions of any Tribunal.

p. Person means any individual, corporation, partnership, joint venture, limited liability company, trust, Tribunal, or other entity.

q. Public Information means:

(1) Information which is publicly available,

(2) Information which Consultant develops independently without use of any Confidential Information so long as Consultant's independent development of such information can be documented and verified,

                        (3)        Information, other than Confidential Information delivered to Consultant by Company prior to the Effective Date, in Consultant's possession on the Effective Date so long as such possession can be verified, and

(4) Information that is rightfully received by Consultant from a third-party who has no duty of confidentiality with respect to such information.

r. Rights means legal and equitable rights, remedies, powers, privileges, and benefits.

                s.        Service Provider means a lawyer (or law firm), accountant (or accounting firm), public relations professional (or public relations firm), or other professional service provider who is either engaged by Consultant as an independent contractor to assist Consultant in the provision of Services to Company pursuant to this Agreement or is recommended by Consultant to Company and engaged by Company to provide professional services to Company.

t. Services have the meaning given such term in Section 2.2.

u. Taxes mean all charges of any nature whatsoever imposed by any Law or Tribunal.

v. Term means the Initial Term and any renewal or extension of the Initial Term.

w. Tribunal means any (a) local, state, federal, or foreign judicial, executive, administrative, regulatory, or legislative instrumentality, and (b) private arbitration board or panel.

        1.2        Number and Gender of Words: Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate and vice versa, and words of any gender shall include each other gender where appropriate.

Article Two
Creation and Nature of Relationship

        2.1        Engagement of Consultant: Upon the terms and subject to the conditions contained in this Agreement, Company engages Consultant, effective as of the Effective Date, as a business consultant to provide the Services to Company; and Consultant accepts such engagement and agrees to provide the Services upon such terms and subject to such conditions.

        2.2        The Services: From time to time as requested by Company, Consultant, as an independent contractor, will provide the consulting services described in Schedule A (collectively, the "Services") to Company during the Term.

2.3 Standard of Performance: Consultant represents and warrants to, and covenants with, Company as follows:

                a.        No Conflicting Agreements: Consultant represents to Company that it is not subject to any agreements or arrangements that prevent Consultant from complying with its obligations to Company under this Agreement; and Consultant agrees while this Agreement remains in effect it will not enter into any such conflicting agreements or arrangements.

                b.        Quality of the Services: Consultant agrees that it will provide the Services with reasonable care, skill, and diligence and in accordance with applicable professional standards customary for consulting services similar to the Services, and warrants that the Services will be provided by Employees, Contractors, and Service Providers selected and supervised by Consultant. THE FOREGOING IS A LIMITED WARRANTY AND IS THE ONLY WARRANTY MADE BY PROVIDER. PROVIDER MAKES NO OTHER WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING, BUT WITHOUT LIMITATION, ANY WARRANTY CONCERNING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                c.        Consultant shall not in any event be liable for special, consequential, exemplary, or incidental damages, including, but without limitation, loss of profit or goodwill, suffered by Company or any Affiliate of Company.

d. Compliance with Laws: Consultant agrees to use good faith efforts to comply with all applicable Laws in providing the Services.

        2.4        Employees, Contractors, and Service Providers: Consultant, at its sole discretion, will assign such of its Employees to the provision of the Services as it deems appropriate or desirable; and, at its election, Consultant may also engage one or more Contractors or Service Providers to provide, or assist Employees of Consultant in providing, the Services to Company. If any Employee, Contractor, or Service Provider assigned by Consultant to the provision of the Services does not satisfactorily perform assigned duties, or if Company considers any Employee's, Contractor's, or Service Provider's conduct to be detrimental to Company or the Business, Consultant will withdraw such Employee, Contractor, or Service Provider promptly after receipt of Company's notification. Subject to the limited Rights of Company contained in the second sentence of this Section 2.4, Consultant shall at all times maintain the Right to control, direct, and supervise its Employees and Contractors and Service Providers engaged by Consultant, including the Right to discharge or reassign any such Employee, Contractor, or Service Provider providing Services under this Agreement. The foregoing notwithstanding, in the event Company requires the services of any Service Provider and Company and/or Consultant believe Company's best interests will be served by Company's direct engagement of such Service Provider, Consultant, at Company's request, will make recommendations regarding one or more qualified Service Providers and Company, at its sole discretion, may engage the Service Consultant of its choice to provide the required professional services; and in such event, Consultant will bear no responsibility whatsoever for, or with respect to, the actions (or omissions) of the Service Provider(s) engaged by Company.

        2.5        Time and Attention to the Services: The engagement of Consultant to provide the Services is intended as a part-time engagement that will not require Consultant, or those of its Employees, Contractors, or Service Providers providing Services to Company, to devote its, or their, full time and attention to the provision of the Services. Consultant will use its good faith efforts to be responsive to requests from Company for the provision of Services at specified times; but Consultant, at its reasonable discretion, will determine how much time and attention to devote to the provision of the Services.

        2.6        Nature of Relationship: In its capacity as a business consultant to Company under this Agreement, Consultant will have no authority or power to bind Company to any agreement, contract, or order, or in any other manner, without Company's written approval, nor will Consultant be authorized to act as an agent or representative of Company unless expressly authorized in writing to do so. In the performance of its duties under this Agreement, Consultant will be an independent contractor with the sole Right to supervise, manage, control, and direct the performance of the details incident to such duties, and nothing contained in this Agreement will be deemed or construed to create a partnership or joint venture, to create the relationship of employer - employee, or, except as expressly set forth herein or in a separate writing delivered pursuant hereto, principal - agent, or to otherwise create any liability for either Company or Consultant with respect to any indebtedness, liabilities, or obligations of the other or of any other Person. Consultant will be free to set its own hours and appointments and, as contemplated by Section 2.5, to devote as much time to the provision of Services as Consultant deems appropriate and consistent with its obligations under this Agreement.

        2.7        Consultant Responsibilities: To facilitate the performance of the Services by Consultant, Consultant will provide access to its facilities, information, and personnel (including, but without limitation, its directors, officers, employees, advisors, and agents) to Company during reasonable hours.

        2.8        Company Representative: Company's representative for all matters related to this Agreement and the Services to be provided hereunder will be the Board of Directors of Company or such other representative as the Company may designate from time to time by written notice to Consultant (the "Company Representative"). Subject to the independence afforded Consultant pursuant to other provisions of this Article Two, Consultant will receive instruction, direction, and supervision from the Company Representative and the Company Representative will have complete authority to act for and on behalf of Company with respect to this Agreement and the Services. Consultant will provide the Company Representative with such information concerning the provision of the Services, as the Company Representative shall request from time to time. Consultant will act upon the instructions or directions of the Company Representative, but will not be required to act upon any such instructions or directions if acting upon the same would require Consultant to incur any expenses or to expend any of its own funds. At any time, Consultant may seek instruction or direction from the Company Representative, and may refrain from acting on any matter with respect to which it has sought instruction or direction until the requested instruction or direction is provided to Consultant. Under no circumstances will Consultant be liable for any action taken or not taken in reliance on the instruction or direction of the Company Representative.

2.9 Exclusivity:

                a.        Consultant's Right to Provide Consulting Services to Others: Subject to the conflict of interest provisions contained in Section 7.16, nothing contained in this Agreement is intended to or shall be deemed to limit Consultant's ability to accept business consulting engagements from other Persons, expressly excluding Persons who are competitors with Company and Persons that have developed technology and/or that offer products or services similar to those developed and/or offered by Company.

                b.        Limitations on Company's Right to Engage Other Consultants: While this Agreement remains in effect, Company agrees that it will not engage any Person other than Consultant to provide consulting services the same as or substantially similar to the Services to be provided by Consultant under this Agreement; however, nothing contained in this Agreement is intended to limit the ability of Company to engage any Person to provide consulting services that differ from the Services or to otherwise enter into any arrangement with any Person so long as such arrangement does not conflict with this paragraph b or other provisions of this Agreement.

Article Three Term and Termination

        3.1        Term: This Agreement is effective on and as of the Effective Date and it shall remain in effect for the Initial Term and any renewals or extensions thereof, unless earlier terminated in accordance with Section 3.2.

3.2 Termination of this Agreement: This Agreement may be terminated as follows:

a. By Mutual Consent: Company and Consultant may terminate this Agreement at any time by written mutual consent executed by an authorized officer or manager of Company and Consultant.

                b.        Without Cause: For its sole convenience either Party may terminate this Agreement at any time by giving written notice of termination to the other Party not less than 30 days before the date of termination.

                c.        With Cause: Either Party may terminate this Agreement at any time for Cause by giving written notice of termination to the other Party. Notice given pursuant to this paragraph must include a list of the actions or omissions constituting Cause and giving rise to such notice.

        3.3        Unpaid Compensation: On or promptly after the effective date of termination under this Section 3.2, (i) Consultant will be paid all unpaid Compensation due to Consultant under this Agreement and all then unreimbursed expenses due to Consultant under this Agreement, and (ii) Consultant will deliver to Company all property of Company in the possession of Consultant, including, but without limitation tangible Confidential Information of Company in Consultant's possession, as required by Section 5.1.

        3.4        Renewals and Extensions: Unless earlier terminated by Company or Consultant pursuant to Section 3.2, this Agreement will continue in effect after the last day of the Initial Term until the earlier of (a) termination by Company or Consultant pursuant to Section 3.2 or (b) the first anniversary of the last day of the Term, on which date this Agreement will terminate unless further extended in writing by Company and Consultant.

Article Four Compensation and Expenses

        4.1        Compensation to Consultant: During the Term, Company will compensate Consultant for providing the Services by the payment of the compensation set forth in Schedule B (the "Compensation"). Payment of Compensation due to Consultant shall be made in accordance with Section 4.4, as applicable.

        4.2        Expenses: As part of the compensation payable to Consultant pursuant to Section 4.1, Consultant will be entitled to reimbursement for the following out-of-pocket expenses incurred by Consultant in connection with the provision of the Services or otherwise incurred on behalf of Company, in all cases at Consultant's actual cost without any markup or increase:

                a.        Contractors: Company will reimburse Consultant for fees and expenses paid or payable by Consultant to any Contractor engaged by Consultant in respect of those Services provided by such Contractor, provided that the engagement of such Contractor by Consultant and the incurrence of such fees and expenses have been authorized by Company in advance.

                b.        Service Providers: Company will reimburse Consultant for fees and expenses paid or payable by Consultant to any Service Provider engaged by Consultant in respect of those Services provided by such Service Provider, provided that the engagement of such Service Provider by Consultant and the incurrence of such fees and expenses have been authorized by Company in advance.

                c.        Airfare: Company will reimburse Consultant for airfare incurred by Consultant (and its Employees, Contractors, and Service Providers), if the travel for which airfare is authorized by Company in advance.

                d.        Ground Transportation: Company will reimburse Consultant for rental car, taxi, and other ground transportation charges, including bridge tolls and similar expenses, incurred by Consultant (and its Employees, Contractors, and Service Providers) in the course of travel that has been authorized by Company in advance.

                e.        Lodging and Meals: Company will reimburse Consultant for reasonable lodging and meal expenses incurred by Consultant (and its Employees, Contractors, and Service Providers) in the course of travel that has been authorized by Company in advance. Consultant will not be entitled to reimbursement for lodging or meals purchased for individuals other than Employees, Contractors, and Service Providers assigned to the performance of Services.

                f.        Telephone: Company will reimburse Consultant (and its Employees, Contractors, and Service Providers) for long distance and toll telephone calls placed by Consultant and relating to the provision of Services.

                g.        Delivery and Copying: Company will reimburse Consultant for messenger services, for overnight delivery and express mail services, for telecopying services, and for copying services or for use of Consultant's office photocopier at a rate not to exceed ten cents ($.10) per page.

                h.        Materials: Company will reimburse Consultant for materials and supplies provided by Consultant to Company, purchased by Consultant for use in connection with the provision of Services, or otherwise utilized by Consultant in connection with the provision of Services, provided that such materials and supplies are of more than nominal value and their provision to Company or utilization by Consultant are authorized by Company in advance.

                i.        Research: Company will reimburse Consultant for the costs of market segment research, competitive analysis research, and valuation research undertaken by third Persons, if the engagement of such third Persons is approved in advance by Company.

                j.        Taxes: Company will reimburse Consultant for Taxes, other than income and franchise Taxes paid or payable by Consultant in respect of Compensation paid to Consultant, paid by Consultant in connection with the provision of the Services to Company.

        4.3        Taxes: All Compensation paid to Consultant pursuant to Section 4.1 shall be paid without withholding, set off, or deduction of any kind whatsoever, except as otherwise required by applicable Laws. Consultant will be responsible for the payment of all income and franchise Taxes that arise from the payment of Compensation to Consultant under this Agreement. Any Taxes other than income and franchise Taxes that arise from the payment of Compensation to Consultant under this Agreement, including, but without limitation, federal, state, and local privilege and excise Taxes attributable to the Services or the provision thereof, shall be the responsibility of Company and if paid by Consultant shall be added to an invoice as an expense to be reimbursed by Company.

        4.4        Non-Cash Compensation: Compensation payable to Consultant in the form of stock warrants, capital stock, or other securities will be payable in the manner provided in Schedule B. In the event Company fails timely to issue any stock warrant, capital stock, or other securities, or otherwise comply with its obligations in respect of any non-cash Compensation, in accordance with Schedule B, Consultant, at its election, may (i) suspend all Services then being provided to Company, and/or (ii) exercise any Rights Consultant may have under applicable Law or otherwise in respect of Company's failure to comply with such obligations.

Article Five Certain Covenants

        5.1        Confidentiality: Consultant acknowledges that in the course of providing the Services to Company under this Agreement, Consultant will or may obtain certain Confidential Information, which Confidential Information has been or will be uniquely developed by Company and cannot be readily obtained by third Persons from outside sources. Consultant accordingly agrees as follows:

                a.        Covenant of Confidentiality: Consultant agrees that all Confidential Information communicated in connection with this Agreement or the provision of the Services to Consultant by, or otherwise belonging to, Company and its Affiliates, or their customers, whether before or after the Effective Date, shall be and remain the property of Company, shall at all times be held in confidence, and shall not be disclosed by Consultant to third-parties (other than (i) Employees, Contractors, and Service Providers assigned to provide Services hereunder or (ii) pursuant to the order of any Tribunal) without the prior written consent of Company.

                b.        Care of Confidential Information: Consultant will protect Confidential Information communicated to it using at least the same degree of care, but no less than reasonable care, to prevent the unauthorized use, disclosure, or publication of such Confidential Information as Consultant uses to protect its own confidential information of like nature. Consultant will be deemed to have discharged its obligations concerning the care of Confidential Information if Consultant has exercised this degree of care and if upon discovery of and use or disclosure not authorized or permitted by, or pursuant to, this Agreement Consultant uses its good faith efforts to prevent any further use or disclosure and promptly notifies Company of such unauthorized use or disclosure and the steps it is taking, or proposes to take, to prevent further unauthorized use or disclosure.

c. Use of Confidential Information: Consultant will use the Confidential Information obtained by it solely for purposes related to the provision of the Services and for no other purpose.

                d.        Return of Confidential Information: Promptly after termination of this Agreement, Consultant will surrender to Company all data, lists, books, materials, and records of or pertaining to any Confidential Information obtained in connection with this Agreement or the provision of the Services hereunder, including any copies thereof and all property in the possession of Consultant belonging to Company or any of its Affiliates.

                e.        Right to Injunction: Consultant acknowledges that a violation or attempted violation on Consultant's part of any agreement in this Section 5.1 will cause irreparable damage to Company and its Affiliates, and accordingly Consultant agrees that Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Consultant; such Right to an injunction, however, shall be cumulative and in addition to any other remedies Company may have.

                f.        Survival: The terms and agreements set forth in this Section 5.1 shall survive expiration of the Term or the termination of this Agreement for any reason, and shall remain in effect for the period of 12 months following the expiration of the Term or the termination of this Agreement. The existence of any claim of Consultant, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this Section 5.1.

        5.2        Inventions or Discoveries: Either individually or jointly with others, Consultant acknowledges that during the Term it may discover, conceive, make, perfect, or develop inventions, discoveries, improvements, ideas, computer programs, know-how, and/or data that result from the provision of the Services and relate to the Business of Company ("Inventions"). Consultant agrees to disclose and assign to Company any and all such Inventions and shall promptly execute and deliver all documents necessary to vest such Rights in Company.

        5.3        Copyright: Consultant agrees that Company shall own all original written materials, including programming documentation, originated, and prepared specifically for Company pursuant to this Agreement. Consultant also acknowledges that such copyrightable works are "works made for hire" under U.S. copyright laws. Consultant further agrees, if so requested, and at Company's expense, to execute written acknowledgments or assignments of copyright ownership of works covered by this Agreement as may be necessary to preserve or vest such Rights in Company. Consultant further waives and agrees not to assert any Rights, if any, to attribution and integrity ("moral rights") that Consultant may have in any such copyrightable works.

        5.4        Non-Solicitation: During the Term and for a period of 12 months after the expiration or earlier termination of this Agreement, neither party to this Agreement will hire or solicit for hire any employee of the other party, or of any Affiliate thereof, with whom it has had contact in connection with the provision of the Services under this Agreement without the express written consent of the other party. The foregoing notwithstanding, in the event either party breaches the agreement of such party to refrain from hiring any employee of the other party contained in this Section 5.4, such party will be obligated to pay the non-breaching party an amount equal to 50% of the then current annual salary of the employee who is wrongfully hired as compensation for the expense incurred, or anticipated to be incurred, in replacing such employee.

        5.5        Market Development Database: Notwithstanding the provisions of Sections 5.1, 5.2 et seq., any database, list or other catalogue of shareholders, potential investors, analysts, journalists, brokerage firms, registered representatives, investment companies, hedge funds or other Persons which is developed, added to, licensed, purchased, utilized by or on behalf of Company as part of any market development program covered under this Agreement is and becomes the property of Consultant by operation of this Agreement, and Company acknowledges that Consultant will utilize this database of Company shareholders and Persons included in the database in connection with other consulting engagements with other Companies. Consultant agrees not to identify the source of any members of the database. Consultant agrees to permit the Company to utilize those portions of the database developed in connection with this Agreement following termination of this Agreement.

Article Six Exculpation and Indemnification

        6.1        Exculpation: Neither Consultant, nor any of its shareholders, members, directors, managers, officers, employees, contractors, agents, representatives, or attorneys, nor any of Consultant's Affiliates, Contractors, or Service Providers, nor any of their respective partners, shareholders, members, directors, managers, officers, employees, contractors, agents, representatives, or attorneys, as applicable, shall be liable to Company, or any Affiliate of Company, for honest mistakes of judgment, or for action or inaction, taken reasonably and in good faith for a purpose that was reasonably believed to be in the interests of Company, or for losses due to such mistakes, action, or inaction, or to the negligence, dishonesty, or bad faith of any employee, contractor, or other agent of Consultant or any of Consultant's Affiliate's, Contractors', or Service Providers' employees, contractors, or agents; provided, that such employee, contractor, or agent was selected, engaged, or retained and supervised with reasonable care; and provided, that this Section 6.1 shall not extend to any action which is found by a court of competent jurisdiction in a final, non-appealable judgment, to constitute fraud, willful misconduct, gross negligence, or a material breach of this Agreement. Consultant may consult with counsel and accountants in respect of the provision of the Services and be fully protected and justified in any action or inaction that is taken or not taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6.1 shall not be construed so as to relieve (or attempt to relieve) any Person of any liability by reason of recklessness or intentional wrongdoing to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable Law, but shall be construed so as to effectuate the provisions of this Section 6.1 and of Section 6.2 to the fullest extent permitted by law.

        6.2        Indemnification by Company: Company agrees to, and does hereby, indemnify Consultant and Consultant's shareholders, members, directors, managers, officers, employees, contractors, agents, attorneys, and representatives, and Consultant's Affiliates, Contractors, and Service Providers, and their respective partners, shareholders, members, directors, managers, officers, employees, agents, attorneys, and representatives, against all claims, damages, losses, and expenses, including reasonable attorneys' fees and expenses, arising out of Company's performance under this Agreement or otherwise with respect to the Business and/or the Services that are caused in whole or in part by Company's willful misconduct or grossly negligent act or omission or that are caused by the willful misconduct or grossly negligent act or omission of any Affiliate of Company, or of any Person employed or engaged by Company for whose acts Company may be liable.

        6.3        Indemnification by Consultant: Consultant agrees to, and does hereby, indemnify Company and Company's shareholders, members, directors, managers, officers, employees, contractors, agents, attorneys, and representatives against all claims, damages, losses, and expenses, including reasonable attorneys' fees and expenses, arising out of Consultant's provision of the Services under this Agreement that are found by a court of competent jurisdiction in a final, non-appealable judgment to have been caused in whole or in part by Consultant's willful misconduct or grossly negligent act or omission or that are caused by the willful misconduct or grossly negligent act or omission of any Affiliate of Consultant, or of any Person employed or engaged by Consultant for whose acts Consultant may be liable.

Article Seven Miscellaneous

7.1 Headings: The headings, captions, and arrangements used in this Agreement are for convenience only and do not limit, amplify, or modify the terms of this Agreement.

        7.2        Communications: Unless specifically otherwise provided, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing (which may be by facsimile transmission or email acknowledged by the recipient) to be effective and shall be deemed to have been given on the day delivered or, if mailed, on the third Business Day after it is enclosed in an envelope, addressed to the party to be notified at the address stated below, properly stamped, sealed, and deposited in the appropriate official postal service, or if emailed, on the day acknowledged. For notice to be effective to the Company, all members of the current Board of Directors must be notified in accordance with this paragraph.

Until changed by notice, the address, facsimile number, and email address for each party is as follows:

For the Company:	ADS Media Group, Inc.:
Clark R. "Dub" Doyal	James D. Schell
15454 Tradesman	15454 Tradesman
San Antonio, TX 78249	San Antonio, TX 78249
Fax: (210) 655-6269	Fax: (210) 655-6269
Email: ddoyal@adsmediagroup.com	Email: jschell@adsmediagroup.com

Gary J. Davis
3811 Bee Cave Road; Suite 210
Austin, TX 78746
Fax: (512) 328-6846
Email: garydavis@firstadvisors-inc.com

For the Consultant: Austin Capital, LLC
Attn: Managing Member
6836 Bee Cave Road; Suite 242
Austin, Texas 78746
Facsimile: (512) 617.6352

        7.3        Survival: All covenants, agreements, representations, and warranties made in this Agreement shall survive all closings under this Agreement and, to the extent expressly stated in certain Sections of this Agreement, the expiration of the Term or the early termination of this Agreement.

        7.4        Governing Law: THIS AGREEMENT IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, TRAVIS COUNTY, AND THE LAWS (OTHER THAN CONFLICT OF LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT. VENUE FOR ANY DISPUTE ARISING HEREUNDER SHALL LIE SOLELY IN TRAVIS COUNTY, TEXAS.

        7.5        Mediation: Except for matters following under the provisions for injunctive relief set forth in Article Five, any controversy or claim arising out of or relating to this Agreement, or a breach of any provision hereof, shall first be submitted to mediation before a mediator in Travis County, Texas who is mutually acceptable to Company and Consultant. In the event Company and Consultant cannot reach agreement as to a mutually acceptable mediator, then each of Company and Consultant shall select a mediator in Travis County, Texas, and the two individuals so selected shall then select a third individual who shall serve as the mediator pursuant to this Section 7.5. Any mediation conducted under this Section 7.5 shall be conducted in accordance with the Commercial Financial Disputes Mediation Rules of the American Arbitration Association.

        7.6        Arbitration: Except for matters following under the provision for injunctive relief set forth in Article Five, any controversy or claim arising out of or relating to this Agreement, or a breach of any provision hereof, if not resolved by mediation pursuant to Section 7.5, shall be settled by binding arbitration held in Travis County, Texas in accordance with the Commercial Financial Disputes Mediation Rules of the American Arbitration Association, and the award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. Disputes resolved by arbitration will be resolved by a panel of three arbitrators unless the parties agree to resolution by a single arbitrator. Prior to the commencement of hearings, each of the arbitrators shall provide an oath of impartiality.

        7.7        Venue: Any litigation arising out of or in connection with this Agreement, whether initiated by Company or Consultant, shall be brought in the district courts of Travis County, Texas, or in the United States District Court for the Western District of Texas, Austin Texas.

        7.8        Joint Defense: If Company and Consultant are named as defendants in the same legal proceeding (whether in court, an arbitration proceeding, a governmental investigation, or otherwise), or in similar or related legal proceedings, the sharing of information, strategies, documents, or exhibits, joint participation in interviews with witnesses or discussions with consulting experts or others, or similar cooperative action taken by them in connection with such proceedings shall be subject to a "joint defense" privilege and each of them shall, and shall use commercially reasonable efforts to cause their counsel and employees and agents to, maintain as confidential any such shared information to the same extent that such party maintains the confidentiality of other privileged information (but shall not have the Right to waive such privilege without the written consent of the other party to the proceeding).

        7.9        Attorneys' Fees: In any action b enforce this Agreement, the prevailing party shall be entitled to recover all out-of-pocket costs and expenses, and reasonable attorneys' fees, in addition to any other relief to which it may be entitled.

        7.10        Invalid Provisions: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; this Agreement shall be construed and enforced as if such provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by such provision or by its severance. Furthermore, in lieu of such provision there shall be added automatically a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

        7.11        Entirety and Amendments: THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Only a written instrument can amend this agreement. Authorized officers of Company and Consultant must execute this written instrument jointly. Further, this agreement can be supplemented only by documents delivered in accordance with the express terms of this agreement.

        7.12        Waivers: No course of dealing nor any failure or delay by either party to this Agreement or by such party's officers, managers, directors, employees, representatives, or attorneys with respect to exercising any Right of such party hereunder shall operate as any waiver thereof under this Agreement. A waiver must be in writing and signed by the party granting such waiver to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

        7.13        Multiple Counterparts: This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

        7.14        Parties Bound; Assignments: This Agreement is binding upon, and inures to the benefit of, Company, Consultant, and their respective successors and assigns; provided that Consultant may not, without the prior written consent of Company, assign any Rights, duties, or obligations hereunder, and any purported assignment in violation of the foregoing shall be void and ineffective.

        7.15        Publicity: Consultant will submit to Company all advertising, sales promotion, press releases, and other publicity relating to this Agreement or the Services performed hereunder in which Company's name or mark is mentioned; and Consultant further agrees not to publish or use such advertising, sales promotion, press releases, or publicity without Company's prior approval.

        7.16        Compliance with Company Policy: Consultant's personnel performing Services on Company's premises shall observe in all material respects all security and safety rules and all other applicable rules and policies in force at the site of the Services.

        7.17        Conflicts of Interest: This Agreement is intended to secure to Company Consultant's assistance and cooperation and shall preclude Consultant from performing services similar to the Services for other Persons that, in the reasonable judgment of Consultant, would result in a conflict of interest with the contractual relationship represented by this Agreement, save and except Consultant's performance of services for other Persons wherein Consultant may hire the same Contractors and/or Service Providers as are hired for provision of services to Company, which is expressly acknowledged and consented to by Company. Consultant represents that it has advised Company in writing prior to the Effective Date of any relationship with any other Person, including competitors of Company, which, in the judgment of Consultant, would present a conflict of interest or which, in the judgment of Consultant, would prevent Consultant from performing the Services in accordance with this Agreement. The foregoing notwithstanding, nothing contained in this Agreement is intended to restrict Consultant from providing consulting services to, or engaging in any contractual relationship with, any Person so long as such services or other relationship will not create a conflict of interest or otherwise contravene the terms of this Agreement.

        7.18        Force Majeure: Consultant shall not be liable to Company due to any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its control, including but not limited to acts of God, acts of the public enemy, war, civil disorders, flood, fire, riot, accident, strikes or work stoppages, lockouts, embargo, inability to obtain phone lines, government action (including enactment of any Laws which restrict or prohibit the providing of the Services contemplated by this Agreement), and other causes beyond its control whether or not of the same class or kind as specifically named above. If Consultant is unable to substantially perform its obligations hereunder for any of the reasons described in this Section 7.18, the obligation of Consultant shall be suspended for the duration of, and to the extent of, such force majeure event; provided, that Consultant shall promptly notify Company of its inability to perform, the steps it proposes to take to rectify or mitigate such inability, and the anticipated length of such inability.

        7.19        Further Assurances: From time to time after the Effective Date, each party will, at the expense of the requesting party, execute and deliver such further instruments and documents and take such other action as the other party to this Agreement may reasonably request in order more effectively to carry out or confirm the intent of this Agreement.

        7.20        Execution by Facsimile: The manual signature of any party hereto that is transmitted to any other party by facsimile shall be deemed for all purposes to be an original signature. Any party that delivers a signature page by facsimile agrees to deliver an original manually signed counterpart of such party's signature page to any party who requests it promptly after receipt of such request.

        7.21        No Strict Construction: This Agreement is the result of substantial negotiations between Company and Consultant and their respective counsel and has been prepared by their joint efforts. Accordingly, the fact that one party's counsel may have drafted this Agreement or any portion hereof is immaterial and this Agreement will not be strictly construed against any party.

        7.22        Construction: Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. The term "including" and variations of the term mean "including without limitation."

In Witness Whereof, as of the Effective Date, the authorized officers, or representatives of the Company and Consultant have signed and delivered this Agreement to the other.
For the Company:	For the Consultant:

ADS Media Group, Inc.	Austin Capital, LLC

Clark R. "Dub" Doyal	Bryan Forman
President and CEO	Member

Schedule A
The Services

The Services delivered to Company by Consultant under this Agreement are those indicated by the insertion of an "x" (or other appropriate marking) in the box preceding each service:

1. Company Overview and Business Plan.

X	1.1	Analysis of Company's current status, with the objective of assisting Company in defining specific and general areas for improvement and expansion of the Business.
	1.2

Review of Company's business and/or strategic plan (the "Business Plan"), with the objective of assisting Company in polishing and refining the Business Plan. (Consultant will have the obligation to write, prepare, and continuously update the Business Plan).

	1.3

Review of Company's marketing and sales plan, with the objective of assisting Company in polishing and refining its marketing and sales plan for use in connection with Company's current and future efforts to grow its revenues.

	1.4	Analysis of Company's target market, with the objective of assisting Company to understand its market and competition and to position its products and services within its target market.
2. Management and Personnel

2.1

Review of management structure, and assessment of strengths and weaknesses of members of management team, with the objective of making recommendations regarding improvements to the management team of Company.

X	2.2

Assistance with recruitment of directors, advisory board members, officers, managers, and other key personnel, with the objective of assisting Company assemble a management team appropriate for the successful execution of Company's Business Plan.

2.3

Review of Company's compensation of directors, advisory board members, officers, managers, and key personnel, including review of Company's incentive plan, with the objective of assisting Company with the development and implementation of compensation and incentive arrangements appropriate for the successful execution of Company's Business Plan.

2.4

Review of Company's employment agreements, employee non-disclosure and inventions agreements, and other agreements with employees, with the objective of assuring that Company's contractual relationships with its employees are appropriate.

2.5

Review of Company's employee benefits program, employee policies, recruiting procedures, employee manuals, and the like, with the objective of establishing appropriate employee benefits policies and procedures.

3. Strategic and Professional Relationships.

3.1

Assist Company with the development of a plan for establishing strategic relationships with prospective suppliers, customers, manufacturers, distributors, licensors, licensees, advisors, and others with whom a relationship might be beneficial to the development of the Business.

3.2

Make introductions to specific prospective strategic suppliers, customers, manufacturers, distributors, licensors, licensees, advisors, and others consistent with Company's plan for establishing strategic relationships.

3.3

Assist Company in assessing its professional services needs in one or more of the following areas (as requested by Company and as agreed by Consultant): accounting; legal; public relations; advertising; graphic design; printing/production; insurance; website development; real estate; telecom; hardware; software; and production systems; and make introductions to specific persons in these areas.

4. Market Development for Publicly Traded Securities

X	4.1

Development of and/or assistance with Company's market development program, including any internal programs related to shareholder and investor relations, outsourced shareholder and investor relations programs, media relations, public relations, and other initiatives designed to develop market awareness for the Company's securities and a communication network to service such program, with the objective of assisting Company in defining specific and general areas for improvement and refinement of its market development program.

X	4.2

Development of and/or assistance with Company's business development program, including any programs related to officers and directors and other third parties, with the objective of assisting Company in rewarding Persons for introducing Company to and assisting Company with increasing its customer base. Consultant will be permitted to participate in any business development program developed by or on behalf of Company.

Schedule B
Compensation

During the Initial Term of the Agreement and any renewals, the Company agrees to pay the Consultant, or his designees, Ten Thousand and No/100 Dollars ($10,000.00) in Cash and/or Common Stock of the Company, per month, determined as follows:

        1.        If the Company (on a consolidated basis with any and all Affiliates) operated at negative cash flow, and/or reported an operating loss for the prior month, as set forth in the internal financial statements prepared by or on behalf of the Company, Consultant shall be paid in Common Stock of the Company, the number of shares to be paid in any given month to be calculated as set forth below under "Stock Compensation".

        2.        If the Company (on a consolidated basis with any and all Affiliates) operated at breakeven and/or a positive cash flow, and/or reported an operating profit for the prior month, as set forth in the internal financial statements prepared by or on behalf of the Company, Consultant shall be paid in either Cash or Common Stock of the Company, as selected in the sole and absolute discretion of Consultant.

        3.        If Consultant is to be paid in Company Stock, either by operation of Paragraph 1 above or at Consultant's election, the number of shares of Common Stock to be issued Consultant shall be determined by dividing $10,000.00 (or such other amount as agreed to by Consultant and Company in writing) by the Closing Stock price of the Company's publicly traded stock as reported in its primary market on the last trading day of the prior month. The following example illustrates this provision:

a. Company generates positive cash flow in May, 2003, as evidenced by its internal financials statements prepared on or before June 15, 2003.

b. At the time of being notified by Company of the results of cash flow for the prior month, Consultant elects to be paid his full compensation in Company Stock for the month beginning June 2003.

c. Company's publicly traded Common Stock closing price on the last trading day in May, 2003 is $5.00

d. The number of shares to be issued Consultant is determined by dividing 10,000 by 5, resulting in 2,000 shares to be issued to Consultant or his designee(s) on or before June 15, 2003.

4. Payment of Consultant's compensation shall be earned in advance, on the first business day of each month, and shall be paid in arrears no later than the 15th of the following month.

        5.        In the event the Company is unable to fairly and accurately represent to Consultant the results of its prior month's operations (operating loss, breakeven or profit) at the time compensation is due Consultant, the results of operations for the second month prior to the month in which Consultant's compensation is to be paid shall be determinative. If Company is unable to fairly and accurately represent the results of operations for tie second month prior to the current month, Consultant shall be paid either in Cash or in Common Stock, as selected in Consultant's sole and absolute discretion.

The Consultant acknowledges that the Common Stock to be issued under this Consulting Agreement will constitute "restricted securities" under Rule 144 promulgated by the Securities and Exchange Commission. The Consultant represents that it will not sell or transfer the Common Stock so issued except in compliance with the Securities Act of 1933.

The Company agrees to include any and all restricted, non-registered stock issued to Consultant or due Consultant but not issued under the Term of this Agreement in each registration statement filed by Company, including but not limited to the Registration Statement on Form SB-2 due to be filed within 30 days of the filing of the Form 8-k and audited financials relating to the stock exchange transaction closed on January 31, 2003 with Alternative Delivery Solutions, Inc.

In the event Common Stock issued to Consultant is not issued pursuant to an effective registration statement on file with the Securities and Exchange Commission, the Company agrees to prepare and file with the Securities and Exchange Commission, at its sole expense and promptly after the execution of this Agreement, and from time to time at the request of Consultant, one or more registration statements on Form S-8 (or any equivalent or successor form) to register all Common Stock paid or to be paid to the Consultant under the Term of this Agreement, under the Securities Act of 1933, and for any.

The Company acknowledges and consents to Consultant's lawful sale of any or all of Common Stock from time to time issued to Consultant, and further acknowledges that Consultant may sell such stock without regard to the impact it may have on the price of the Company's securities in the open market without prior notice to Company, except as otherwise required by law.